Exhibit 99.1

The undersigned agree that this Schedule 13D, and all amendments thereto, relating to Grove Collaborative Holdings, Inc. shall be filed on behalf of the undersigned.

HCI GROVE, LLC

By:	/s/ Jason H. Karp
Name:	Jason H. Karp
Title:	Manager

HCI GROVE MANAGEMENT, LLC

By:	/s/ Ross Berman
Name:	Ross Berman
Title:	Attorney-in-Fact

JASON H. KARP

By:	/s/ Jason H. Karp
Name:	Jason H. Karp

ROSS BERMAN

By:	/s/ Ross Berman
Name:	Ross Berman